FIRST FARMERS & MERCHANTS CORPORATION ANNOUNCES THIRD QUARTER RESULTS

COLUMBIA, Tenn.  (October 25, 2011) – First Farmers & Merchants Corporation, the parent of First Farmers & Merchants Bank, has announced its third quarter 2011 financial results.

“Although loan demand continues to be weak,” said T. Randy Stevens, First Farmers Chairman and CEO, “the year-to-date results show significant improvements over last year, despite current economic challenges.”

As of September 30, 2011, the consolidated total assets of First Farmers and Merchants Corporation were $988.9 million, an increase of 2.7% from last year’s third quarter total of $963 million, and an increase of $47 million over 2010’s year-end assets total of $942 million.  Additionally, net income for the first nine months of 2011 stood at $5.8 million, up 18% over the first nine months of 2010.  Deposits increased 2.7% to $827.7 million over the same period last year.  Return on Assets (ROA) and Return on Equity (ROE) were up 1.7% and 18%, respectively, from September 30, 2010.

In releasing the results, Stevens also cited the recently released report from the FDIC affirming First Farmers as the deposit market share leader in Maury and Lawrence counties and number two in the bank’s seven-county service area, which includes Williamson County.

First Farmers and Merchants Bank is one of the largest independent community banks in Middle Tennessee, with eighteen banking offices in seven southern Middle Tennessee counties. For more information, visit www.myfirstfarmers.com.

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About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of approximately $988 million and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., and long the market leader in Maury County, the bank operates 18 offices in a seven county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties, and has almost 20 percent of all deposits in six of these counties.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St.	. P.O. Box 1148 Columbia, TN 38402	. (931) 388-3145 or (800) 882-8378	. www.myfirstfarmers.com